**SHARE EXCHANGE AGREEMENT**

THIS SHARE EXCHANGE AGREEMENT (the "**Agreement**") is made and entered into as of the 21st day of May, 2014, by and between the following:

Broadleaf Capital Partners, Inc., a Nevada corporation (the "**Company**") and Texas Gulf Oil & Gas, Inc., a Nevada corporation ("**TGOG**").

W I T N E S S E T H

WHEREAS, TGOG is the owner of Nine Hundred (900) shares of the Company's Series A Convertible Preferred Stock (the "**Series A Shares**" and the "**Series A Stock**," respectively), which represent One Hundred percent (100%) of the issued and outstanding shares of Series A Stock; and

WHEREAS, the Company and TGOG desire for TGOG to exchange the Series A Shares owned by TGOG for Nine Hundred (900) shares of the Company's Series C Convertible Preferred Stock (the "**Series C Shares**" and the "**Series C Stock**", respectively); and

WHEREAS, the Series C Stock shall have the same designations, preferences, limitations, restrictions and relative rights as the Series A Stock, except that (I) the collective voting rights of the Series C Stock are reduced by Ninety-four percent (94%) as compared to the voting rights of the Series A Stock, (ii) the Series C Stock shall not be ranked senior to the Company's Series B Preferred Stock as compared to the senior ranking of the Series A Stock with respect to the Company's Series B Preferred Stock and (iii) no additional shares of any series of preferred stock shall be issued without the prior written consent of the Holders of the Series C Stock.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

1. TGOG shall deliver to the Company share certificate no. P/A-001 representing the Series A Shares, which shall be canceled by the Company.

2. Company shall issue and deliver to TGOG a certificate for the Series C Shares

3. The Series C Shares, upon issuance, shall be deemed to be fully paid for and non-assessable and the certificate representing the Series C Shares shall bear a restrictive legend as prescribed by Rule 144 of the Securities Act of 1933, as promulgated by the Securities and Exchange Commission.

4. The Certificate of Designation for the Series C Stock, file-stamped by the Nevada Secretary of State, shall be attached to the share certificate representing the Series C Shares.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

**Broadleaf Capital Partners, Inc.**

by: ______________________________
Donna Steward, Secretary

**Texas Gulf Oil & Gas, Inc.**

by: ______________________________
Timothy J. Connolly, President